press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	July 26, 2013		716-687-4225

MOOG’S THird Quarter SALES increase 10%,

adjusted eps of $.90 up 6%

East Aurora, NY - Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter sales of $671 million, an increase of 10% over last year’s $611 million. Net earnings of $34 million and EPS of $.75 were both lower as a result of asset write-downs totaling $.15 per share in the quarter. Excluding the effect of the write-downs, adjusted net earnings of $41 million were up 7% from last year and adjusted earnings per share of $.90 were 6% higher.

The Company’s results included two asset write-downs during the quarter. The Medical Devices segment completed the divestiture of the Buffalo Ethox operation. The result, announced previously, was a pre-tax write-down of $7 million, or $.11 per share after-tax. In the Industrial Systems segment, the Company took a $2 million write-down, or $.04 per share, on a technology investment.

Aircraft sales in the quarter of $273 million were up 13% from a year ago. Stronger military aircraft sales of $156 million included F-35 sales of $29 million, up 42%, and higher sales for the KC-46 Tanker, up $3 million. Aftermarket sales were up 4% from a year ago.

Commercial aircraft sales of $117 million were up $16 million, or 16%. Sales of OEM products to Boeing were 46% higher, at $50 million, while Airbus sales were up 14%. Sales of controls for business jets were also higher. Commercial aftermarket revenue, at $28 million, was 8% lower in the quarter due to lower initial provisioning of 787 spares.

Space and Defense sales of $100 million were 15% higher in the quarter. The growth was all driven by sales from two recent acquisitions, Broad Reach Engineering and In-Space Propulsion. Excluding the impact of the acquisitions, space market sales were lower on weakness in commercial launch and satellite markets. Defense sales were stronger on increased sales of spares for the LAV-25 Light Armored Vehicle program. Security sales were unchanged.

The Industrial Systems segment contributed sales of $147 million, down 7% quarter over quarter. Energy sales were off $10 million as wind energy sales were down from last year’s levels. Industrial automation sales were 5% lower. Sales of test and simulation products were up $3 million, or 8%, as demand continues to grow globally for flight simulators.

The Components segment had sales in the quarter of $113 million, up 25% from last year. Products sold into energy markets, including marine applications, were up $8 million, to $20 million. Industrial sales were 32% higher, helped by the recent acquisition of Aspen Motion Technologies. Sales into aerospace and defense markets were also higher on strong foreign military sales and additional spares activity.

The Medical Devices segment had sales of $38 million, up 13% from a year ago. Pump sales were up 3% and sales of administrative sets were 10% higher.

The current backlog of $1.3 billion was unchanged from the same quarter a year ago.

The Company modified its earnings per share guidance to $3.25 for the year ending September 2013. This includes $.15 per share in restructuring charges and $.15 per share in asset write-downs described previously. Sales are now forecast at $2.58 billion, up 5% year over year, with net earnings of $149 million.

The Company also provided its initial projections for fiscal 2014 with sales of $2.67 billion and earnings per share in a range of $3.90 to $4.10, a 23% increase at the mid-point of the range.

"This quarter had many moving parts,” said John Scannell, CEO. “Our underlying operations were strong and our restructuring efforts are paying off. We had two asset write-downs in the quarter—one in Medical and one in Industrial. In addition, we announced a strategic review of our Medical Devices segment. For the full year 2013, we are expecting our underlying operations to deliver $3.55 per share—a respectable performance given the challenges we have faced. We will have $.15 per share in restructuring and $.15 per share in asset write-downs so our bottom line for the year will be $3.25 per share. As we look forward to fiscal 2014, we believe we will see much stronger operating performance. We’re projecting a narrow range of outcomes for earnings and EPS. The midpoint would be earnings of $185 million, or $4.00 per share, a 23% increase.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate
•	we operate in highly competitive markets with competitors who may have greater resources than we possess
•	we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs
•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings
•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns
•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted
•	contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment
•	the loss of Boeing as a customer or a significant reduction in sales to Boeing could adversely impact our operating results
•	our new product research and development efforts may not be successful which could reduce our sales and earnings
•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete
•	our business operations may be adversely affected by information systems interruptions or infringements
•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility
•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings, equity and pension funding requirements
•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth
•	our sales and earnings growth may be affected if we cannot identify, acquire or integrate strategic acquisitions
•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments
•	unforeseen exposure to additional tax income liabilities may affect our operating results
•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business
•	the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages
•	future terror attacks, natural disasters or other catastrophic events beyond our control could negatively impact our business
•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs
•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012

Net sales	$670,632	$611,221	$1,934,458	$1,836,809
Cost of sales	472,363	427,803	1,346,066	1,283,826

Gross profit	198,269	183,418	588,392	552,983

Research and development	33,109	28,198	103,550	84,285
Selling, general and administrative	96,550	93,668	302,420	287,163
Interest	6,084	8,566	21,122	25,748
Restructuring	4,795	-	6,996	-
Other	10,105	(373)	7,647	(310)

Earnings before income taxes	47,626	53,359	146,657	156,097

Income taxes	13,399	14,488	41,785	45,432

Net earnings	$34,227	$38,871	$104,872	$110,665

Net earnings per share

Basic	$0.76	$0.86	$2.31	$2.45
Diluted	$0.75	$0.85	$2.29	$2.42

Average common shares outstanding

Basic	45,316,429	45,258,844	45,334,657	45,232,833
Diluted	45,836,565	45,707,738	45,790,359	45,723,097

Net earnings and earnings per share - as adjusted

Net earnings as reported	$34,227	$38,871	$104,872	$110,665
Loss on sale of business	5,184	-	5,184	-
Write down of investment	2,068	-	2,068	-
Net earnings - as adjusted	$41,479	$38,871	$112,124	$110,665

Diluted net earnings per share - as adjusted	$0.90	$0.85	$2.45	$2.42

Moog Inc.

CONSOLIDATED SALES AND OPERATING PROFIT

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Net Sales
Aircraft Controls	$272,855	$242,220	$783,996	$709,688
Space and Defense Controls	100,071	87,138	292,224	265,343
Industrial Systems	147,161	157,871	439,338	483,971
Components	112,546	90,335	310,625	274,125
Medical Devices	37,999	33,657	108,275	103,682

Net sales	$670,632	$611,221	$1,934,458	$1,836,809

Operating Profit (Loss) and Margins
Aircraft Controls	$31,054	$27,826	$93,647	$75,436
	11.4%	11.5%	11.9%	10.6%
Space and Defense Controls*	6,711	9,892	22,610	32,538
	6.7%	11.4%	7.7%	12.3%
Industrial Systems	9,273	15,880	26,157	50,978
	6.3%	10.1%	6.0%	10.5%
Components	18,360	12,657	52,548	41,165
	16.3%	14.0%	16.9%	15.0%
Medical Devices	(2,775)	1,358	133	4,445
	(7.3%)	4.0%	0.1%	4.3%
Total operating profit	62,623	67,613	195,095	204,562
	9.3%	11.1%	10.1%	11.1%

Deductions from Operating Profit
Interest expense	6,084	8,566	21,122	25,748
Equity-based compensation expense	949	750	5,673	5,540
Corporate expenses and other	7,964	4,938	21,643	17,177

Earnings before Income Taxes	$47,626	$53,359	$146,657	$156,097

Operating Profit (Loss) and Margins - as adjusted
Industrial Systems as reported	$9,273	$15,880	$26,157	$50,978
Write down of investment	2,068	-	2,068	-
Industrial Systems - as adjusted	$11,341	$15,880	$28,225	$50,978
	7.7%	10.1%	6.4%	10.5%
Medical Devices as reported	$(2,775)	$1,358	$133	$4,445
Loss on sale of business	6,745	-	6,745	-
Medical Devices - as adjusted	$3,970	$1,358	$6,878	$4,445
	10.4%	4.0%	6.4%	4.3%
Total operating profit - as adjusted	$71,436	$67,613	$203,908	$204,562
	10.7%	11.1%	10.5%	11.1%

*Q3 2013 includes a $5 million satellite program charge

Moog Inc.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 29,	September 29,
	2013	2012

Cash	$161,726	$148,841
Receivables	762,685	744,551
Inventories	558,487	538,262
Other current assets	128,182	117,254
Total current assets	1,611,080	1,548,908
Property, plant and equipment	547,171	546,179
Goodwill and intangible assets	1,004,710	975,049
Other non-current assets	54,134	35,771
Total assets	$3,217,095	$3,105,907

Short-term borrowings	$75,959	$90,774
Current installments of long-term debt	3,402	3,186
Contract loss reserves	44,619	48,428
Other current liabilities	517,370	521,488
Total current liabilities	641,350	663,876
Long-term debt	705,425	670,662
Other long-term liabilities	467,455	466,579
Total liabilities	1,814,230	1,801,117
Shareholders' equity	1,402,865	1,304,790
Total liabilities and shareholders' equity	$3,217,095	$3,105,907